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                                                                      EXHIBIT 99


         CONTACT:   Christine Herbert
                    Student Advantage, Inc.
                    212-229-3999, ext. 224
                    or  917-301-4945
                    cherbert@studentadvantage.com
                    -----------------------------

                    Meredith Mansfield
                    Connors Communications
                    212-807-7500
                    meredith@connors.com


                STUDENT ADVANTAGE ANNOUNCES AGREEMENT TO ACQUIRE
       UNIVERSITY NETCASTING, CREATOR OF ONLINE COLLEGIATE SPORTS NETWORK,
                                  FANSONLY.COM

         BOSTON, MAY 17, 1999 -- Student Advantage, Inc., today announced that it has entered into an agreement to acquire University Netcasting, Inc., a provider of Internet-based services to the collegiate marketplace and creator of The FANSonly(TM) Network -- an aggregator of collegiate sports communities online.

         The acquisition will allow Student Advantage to add sports programming to its college Web hub, STUDENTADVANTAGE.COM. Through exclusive contractual relationships, University Netcasting's FANSonly Network is partnered with universities and athletic associations to represent and maintain the official Internet presence for each, while providing fans comprehensive online coverage of collegiate sports. The FANSOnly Network Official Athletic Sites highlight the information, content and identity specific to each content provider (university, conference, sports association), each marketing under its own unique affinity domain. With the acquisition, University Netcasting partners such as Notre Dame, Florida State and University of Kentucky will expand Student Advantage's existing network of affiliate and partner universities.

         "University Netcasting brings to Student Advantage an expertise in online marketing and community building that adds to the value we already provide to students, businesses and universities both online and off," said Raymond Sozzi, founder, president and CEO of seven-year-old Student Advantage. As a result of the acquisition, Dick Beedon, University Netcasting's president and chief executive officer will become executive vice president of sales and business development for Student Advantage. The majority of University Netcasting's 65 employees will remain in the company's Carlsbad, California and Atlanta, Georgia offices. The acquisition will bring Student Advantage's total number of full-time employees to nearly 250.


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Student Advantage/University Netcasting
Page Two

ABOUT FANSONLY AND UNIVERSITY NETCASTING

Based in Carlsbad, Calif., the FANSonly Network is an aggregator of collegiate sports communities on the Internet. FANSonly provides online brand management and content delivery to more than 50 university athletic departments in the country, through the publishing of Official Athletic Sites for each university. FANSonly.com serves as the network hub, providing comprehensive information on collegiate sports, including in-depth statistical packages and analysis, information on collegiate recruiting, team pages on NCAA teams as well as coverage of collegiate sports, which complements and accentuates the individual Official Athletic Sites.

ABOUT STUDENT ADVANTAGE, INC.

Student Advantage, Inc. is a leading membership, media and marketing services company, focused exclusively on the student market. The company has established a presence both online and off through its college Web hub, STUDENTADVANTAGE.COM, and The Student Advantage(R) Membership Program. The company can be reached by telephone at 617-912-2011, by email at INFO@STUDENTADVANTAGE.COM or on the World Wide Web at WWW.STUDENTADVANTAGE.COM.


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